                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. )

                           Houghton Mifflin Company
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                Common Stock
-------------------------------------------------------------------------------
                         (Title of class of securities)

                                  441560109
-------------------------------------------------------------------------------
                                 (CUSIP number)


     Check the following box if a fee is being paid with this statement /x / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

---------------------------                                   -----------------
CUSIP No.  441560109                              13G         Page 2 of 8 Pages
---------------------------                                   -----------------

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Morgan Stanley Group Inc.
              IRS #13-283-8891
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
      3      SEC USE ONLY


-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

              The state of organization is Delaware
-------------------------------------------------------------------------------
                               5    SOLE VOTING POWER
                                                   0
  NUMBER OF                    ------------------------------------------------
   SHARES                      6    SHARED VOTING POWER
 BENEFICIALLY                                693,600
  OWNED BY                     ------------------------------------------------
    EACH                       7    SOLE DISPOSITIVE POWER
  REPORTING                                        0
 PERSON WITH                   ------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             744,850
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                744,850
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.09%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
              IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

---------------------------                                   -----------------
CUSIP No.    441560109                13G                     Page 3 of 8 Pages
---------------------------                                   -----------------

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               Morgan Stanley Asset Management Limited

-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3      SEC USE ONLY


-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized under the Laws of England
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                               0
  NUMBER OF                ----------------------------------------------------
   SHARES                  6    SHARED VOTING POWER
 BENEFICIALLY                            684,200
  OWNED BY                 ----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                         735,450
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               735,450
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.03%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
               IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

---------------------------                                   -----------------
CUSIP No.      441560109            13G                       Page 4 of 8 Pages
---------------------------                                   -----------------

Item  1 (a)                 Name of Issuer
-----------                 ---------------------------------------------------
                            Houghton Mifflin Company


Item  1 (b)                 Address of issuer's principal executive offices
-----------                 ---------------------------------------------------
                            222 Berkeley Street
                            Boston, MA 02116-3764


Item  2 (a)                 Name  of  person  filing
-----------                 ---------------------------------------------------

                        (a) Morgan Stanley Group Inc.
                        (b) Morgan Stanley Asset Management Limited


Item  2 (b)                 Principal business office
-----------                 ---------------------------------------------------

                        (a) 1585 Broadway
                            New York, New York 10036

                        (b) 25 Cabot Square
                            Canary Wharf
                            London  E14 4QA
                            England


Item  2 (c)                 Citizenship
-----------                 ---------------------------------------------------

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                 Title of class of Securities
-----------                 ---------------------------------------------------

                            Common Stock

Item  2 (e)                 Cusip No.
-----------                 ---------------------------------------------------
                            441560109


Item  3                 (a) Morgan Stanley Group Inc. is (e) an Investment
-----------                 Adviser registered under section 203 of the
                            Investment Advisers Act of 1940.

                        (b) Morgan Stanley Asset Management Inc. is (e) an
                            Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item  4                     Ownership
-----------                 ---------------------------------------------------

                            Incorporated by reference to Items (5)-(9) and (11) of the cover page.

---------------------------                                   -----------------
CUSIP No.   441560109               13G                       Page 5 of 8 Pages
---------------------------                                   -----------------



Item    5            Ownership of 5 Percent or Less of a Class
-----------          ----------------------------------------------------------

                     Inapplicable

Item    6            Ownership of More than 5 Percent on Behalf of Another
-----------          Person
                     ----------------------------------------------------------

                     Accounts managed on a discretionary basis by Morgan
                     Stanley Asset Management Limited, a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities.
                     No such account holds more than 5 percent of the class.


Item    7            Identification and Classification of the Subsidiary Which
-----------          Acquired the Security Being Reported on By the Parent
                     Holding Company
                     ----------------------------------------------------------

                     Inapplicable

Item    8            Identification and Classification of Members of the Group
-----------          ----------------------------------------------------------

                     Inapplicable

Item    9            Notice  of  Dissolution  of  Group
-----------          ----------------------------------------------------------

                     Inapplicable

Item    10           Certification
-----------          ----------------------------------------------------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

---------------------------                                   -----------------
CUSIP No.  441560109                    13G                   Page 6 of 8 Pages
---------------------------                                   -----------------



                       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Date:       February 14, 1997

           Signature:  /s/ PETER A. NADOSY
                       --------------------------------------------------------
           Name/Title: Peter A. Nadosy/Director Morgan Stanley Asset Management
                       Limited
                       --------------------------------------------------------
                       MORGAN STANLEY ASSET MANAGEMENT LIMITED

           Date:       February 14, 1997

           Signature:  /s/ EDWARD J. JOHNSEN
                       --------------------------------------------------------

           Name/Title: Edward J. Johnsen/Vice President Morgan Stanley & Co.
                       Incorporated
                       --------------------------------------------------------
                       MORGAN STANLEY GROUP INC.



                       INDEX TO EXHIBITS                                    PAGE
                       -----------------                                    ----


           EXHIBIT  1  Agreement to Make a Joint Filing                        7



           EXHIBIT  2  Secretary's Certificate Authorizing Edward J. Johnsen   8
                       to Sign on behalf of Morgan Stanley Group Inc.